EXHIBIT 4.3(V)

                        FOURTH AMENDMENT TO
                 BINDLEY WESTERN INDUSTRIES, INC.
               1993 STOCK OPTION AND INCENTIVE PLAN


     WHEREAS, the Board of Directors of Bindley Western Industries, Inc. (the "Company") adopted the Bindley Western Industries, Inc. 1993 Stock Option and Incentive Plan (the "Plan") on March 18, 1993; and

     WHEREAS, the Plan was approved by the shareholders of the Company on May 20, 1993; and

     WHEREAS, the Plan was amended by the Board of Directors and the shareholders of the Company, effective as of May 19, 1994; and

     WHEREAS, the Plan was further amended by the Board of Directors and the shareholders of the Company, effective as of May 16, 1996; and

     WHEREAS, the Plan was further amended by the Board of Directors of the Company on March 26, 1998; and

     WHEREAS, the Company now desires to further amend the Plan.

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. Section 4 of the Plan is hereby amended to read in its entirety as follows:

     4. PARTICIPANTS. The Committee may select from time to time Participants in the Plan from those officers and key employees of the Company or its Affiliates who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Company or its Affiliates; provided, however, no Participant shall after the date of this Amendment receive Awards in excess of 300,000 Shares during any calendar year.

     2. Section 5 of the Plan is hereby amended to read in its entirety as follows:

     5. SHARES SUBJECT TO PLAN. Subject to adjustment by the operation of Section 10 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 4,000,000 Shares. The Shares with respect to which Awards may be made under the Plan may either be authorized and unissued shares or unissued shares heretofore or hereafter reacquired and held as treasury shares. An Award shall not be considered to have been made under the Plan with respect to any Option which terminates or is surrendered for cancellation or with respect to Restricted Stock which is forfeited, and new Awards may be granted under the Plan with respect to the number of Shares as to which such termination or forfeiture has occurred.

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     3.   This Fourth Amendment to the Plan shall become effective upon its adoption by the Board of Directors and shareholders of the Company.

                         ADOPTED BY THE BOARD OF DIRECTORS OF BINDLEY WESTERN INDUSTRIES, INC. AS OF MARCH 26, 1998

                         ADOPTED BY THE SHAREHOLDERS OF BINDLEY WESTERN INDUSTRIES, INC. AS OF MAY 21, 1998